Contact: Barbara B. Lucas
                                            Senior Vice President-Public Affairs
                                            (410) 716-2980

                                            F. Robert Hunter
                                            Vice President-Investor Relations
                                            (410) 716-3979


FOR IMMEDIATE RELEASE:     Wednesday, April 21, 1999



SUBJECT: Black & Decker  Reports  Double-Digit  Rate of Sales Growth in Retained
         Businesses and Strong Earnings Performance in First Quarter; Hires New Power Tools and Accessories President; Promotes Roberts, Scanlon, and Schiech


TOWSON, MD - The Black & Decker Corporation (NYSE:BDK) announced today that sales of retained businesses were 11% higher in the first quarter of 1999 than in the same period last year. Due to business divestitures, however, total sales declined to $979 million from $1,008 million last year.

         Net earnings for the first quarter of 1999 were $39.2 million or $.44 per diluted share. In the same period last year, the Corporation reported a net loss of $971.4 million or $10.21 per share. Excluding non-recurring items consisting of a $900 million goodwill write-off and a $100 million after-tax restructuring charge, and including the dilutive effect of options for that period, net earnings would have been $28.6 million or $.29 per share for the first quarter of 1998.

         The Corporation also announced that Paul F. McBride, 43, has been hired as executive vice president of the Corporation and president of its nearly $3 billion worldwide Power Tools and Accessories Group. Mr. McBride joins Black & Decker following a 21-year career at The General Electric Company where he served most recently as president of the global silicone products business. Mr. McBride succeeds Joseph Galli, who has resigned to pursue other interests.

                                     (more)

Page Two

         Other management changes in the Power Tools and Accessories Group include the promotion of James J. Roberts to president of U.S. Accessories, Edward J. Scanlon to president of The Home Depot Division, and John W. Schiech to president of DEWALT Professional Power Tools, North America. Each had formerly been vice president and general manager of his respective business.

         Commenting on the results, Nolan D. Archibald, Chairman and Chief Executive Officer, said, "With core sales up 11% and earnings per share up 52% excluding non-recurring items, this was the strongest first quarter that Black & Decker has experienced in several years. While we had the benefit of a few extra days in this year's first quarter and less inventory in retail stores at the end of the holiday season, we were very encouraged by the underlying solid trends during the first three months of the year.

         "The sustained success of DEWALT(R) professional power tools in North America was the primary force driving the 11% sales growth that we achieved in our Power Tools and Accessories segment, although sales of both accessories and consumer tools in North America increased at double-digit rates. European sales in this segment were down slightly, primarily as a result of slower consumer tool sales in Germany and Eastern Europe. Segment operating income increased 24% over last year, as gross margin improved due to restructuring benefits and sales growth in higher-margin products.

         "The Building Products segment, consisting of security hardware and plumbing products, posted 13% sales growth. This growth was led by strong performance in the Kwikset lock and door hardware business in North America. Segment operating income for Building Products increased 5%, and we expect manufacturing process improvements and favorable commodity price comparisons to have a positive effect on profitability as the year progresses. While sales of plumbing products at Price Pfister were slightly higher than last year, operating income rose substantially as a result of productivity and cost reduction initiatives.

                                     (more)

Page Three

         "Strong results with automotive customers in North America and Europe contributed to a 7% increase in sales in the Fastening and Assembly Systems segment. Segment operating income increased 10% over the same period last year, as this business continued to benefit from customer acceptance of new product offerings.

         "For the first three months, free cash flow was a use of $41 million, essentially the same as in the first quarter of 1998. While we project higher capital spending this year, we believe that we have the capacity to achieve our free cash flow target of approximately $150 million for the full year. We are pleased that our overall financial and operating progress recently earned us a credit-rating upgrade to BBB by Standard & Poor's Rating Services.

         "We continue to execute our restructuring program and are beginning to see positive financial and operating results. The process of reorganizing our European Power Tools and Accessories unit, however, by streamlining our business structure, centralizing finance and support services, installing advanced supply-chain management systems, and consolidating distribution is proceeding somewhat slower than initially planned. This project is a high priority in 1999, and its success will be important in meeting our goal of $100 million in annual cost savings from restructuring.

         "As we move farther into 1999, our outlook is cautiously optimistic. While the first quarter's rate of growth is not sustainable, we will be launching a significant number of exciting new products during the year, and we anticipate continued market strength in North America more than offsetting softness in Europe."

                                     (more)

Page Four

         Commenting on the management change, Mr. Archibald said, "We are delighted to welcome Paul McBride to our management team. His credentials are impressive. He has spent 21 years at General Electric in a variety of sales, marketing, and general management positions in the housewares and audio business and in the automotive division of GE Plastics. Prior to his most recent assignment heading GE's global silicone products business, he served as president of GE Plastics - Asia/Pacific, country manager and national executive for all of GE's operations in Mexico, and general manager of the Cycolac and automotive divisions of GE Plastics. His international operating experience will be particularly helpful as our Power Tools and Accessories Group pursues sales growth and improved profitability outside of North America. We also believe he has the potential to assume a more significant role in the management of the Corporation.

         "All of us at Black & Decker are grateful to Joe Galli for the significant contributions that he has made to our Power Tools and Accessories business. Joe has expressed an interest in advancing his management career to a higher level, and we have agreed that it makes sense for him to pursue this goal outside of Black & Decker. While Joe will be missed, he leaves behind strong and seasoned managers who have done an excellent job of building their businesses over the past several years. In recognition of the remarkable results achieved by our North American Power Tools and Accessories unit, we have promoted John Schiech, a 19-year veteran of Black & Decker, to president of DEWALT
Professional Power Tools, North America. John's engineering background, extensive experience in global product development both in the U.S. and in Europe, and success in driving continued growth in DEWALT since he began managing that business in 1995, make him exceptionally well-suited to lead our professional tool business in North America. Ed Scanlon, who has been with Black & Decker for nearly 18 years in sales leadership positions and has been instrumental across all of our product lines in developing a strong partnership with our largest customer, has been promoted to president of The Home Depot Division. We also have promoted Jim Roberts, an 18-year employee who has headed U.S. Accessories since 1996, to president of that business. Jim held key positions in consumer power tools and led our professional power tools unit in Europe before moving to the accessories business. These individuals and their respective teams have achieved outstanding results, and we look forward to their continued success."

                                     (more)

Page Five

         This release includes forward-looking  statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. By their nature, all forward-looking statements involve risks and uncertainties. For a more detailed discussion of the risks and uncertainties that may affect Black & Decker's operating and financial results and its ability to achieve the financial objectives discussed in this press release, interested parties should review Black & Decker's reports filed with the Securities and Exchange Commission, including the Current Report on Form 8-K, filed April 21, 1999.

         Black & Decker is a leading global manufacturer and marketer of power tools, hardware, and building products used in and around the home and for commercial applications.
                                      * * *

                THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENT OF EARNINGS (Unaudited)
                (Dollars in Millions Except Per Share Amounts)




                                                  Three Months Ended
                                        -------------------------------------
                                           April 4, 1999       March 29, 1998
                                        ----------------     ----------------

SALES                                   $          978.5     $        1,008.3
     Cost of goods sold                            628.2                658.3
     Selling, general, and
       administrative expenses                     271.9                279.9
     Write-off of goodwill                            --                900.0
     Restructuring and exit costs                     --                140.0
                                        ----------------     ----------------
OPERATING INCOME (LOSS)                             78.4               (969.9)
     Interest expense
       (net of interest income)                     22.2                 28.4
     Other income                                    1.5                   .3
                                        ----------------     ----------------
EARNINGS (LOSS) BEFORE INCOME TAXES                 57.7               (998.0)
     Income taxes (benefit)                         18.5                (26.6)
                                        ----------------     ----------------
NET EARNINGS (LOSS)                     $           39.2     $         (971.4)
                                        ================     ================



NET EARNINGS (LOSS) PER COMMON
       SHARE -  BASIC                   $            .45     $         (10.21)
                                        ================     ================

Shares Used in Computing Basic
       Earnings Per Share (in Millions)             87.3                 95.1
                                        ================     ================



NET EARNINGS (LOSS) PER COMMON
       SHARE -  ASSUMING DILUTION       $            .44     $         (10.21)
                                        ================     ================

Shares Used in Computing Diluted
       Earnings Per Share (in Millions)             88.6                 95.1
                                        ================     ================

                THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEET
                             (Millions of Dollars)


                                        April 4, 1999
                                          (Unaudited)        December 31, 1998
                                      ---------------        -----------------

ASSETS
Cash and cash equivalents             $         130.2        $            87.9
Trade receivables                               763.8                    792.4
Inventories                                     700.7                    636.9
Other current assets                            197.0                    234.6
                                      ---------------        -----------------
      TOTAL CURRENT ASSETS                    1,791.7                  1,751.8
                                      ---------------        -----------------

PROPERTY, PLANT, AND EQUIPMENT                  706.2                    727.6
GOODWILL                                        758.3                    768.7
OTHER ASSETS                                    620.9                    604.4
                                      ---------------        -----------------
                                      $       3,877.1        $         3,852.5
                                      ===============        =================

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings                 $         102.1        $           152.5
Current maturities of long-term debt             88.2                     59.2
Trade accounts payable                          400.4                    348.8
Other accrued liabilities                       702.0                    814.2
                                      ---------------        -----------------
      TOTAL CURRENT LIABILITIES               1,292.7                  1,374.7
                                      ---------------        -----------------

LONG-TERM DEBT                                1,282.1                  1,148.9
DEFERRED INCOME TAXES                           277.3                    279.9
POSTRETIREMENT BENEFITS                         262.8                    263.5
OTHER LONG-TERM LIABILITIES                     205.4                    211.5
STOCKHOLDERS' EQUITY                            556.8                    574.0
                                      ---------------        -----------------
                                      $       3,877.1        $         3,852.5
                                      ===============        =================

THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ABOUT BUSINESS SEGMENTS (Unaudited)
(Millions of Dollars)

                                         Reportable Business Segments
                                ----------------------------------------------
                                      Power                 Fastening
                                      Tools                         &
                                          &    Building      Assembly
Quarter Ended April 4, 1999     Accessories    Products       Systems    Total
------------------------------------------------------------------------------
Sales to unaffiliated customers $ 643.0 $ 214.8 $ 126.4 $ 984.2 Segment profit (loss) (for
   Consolidated,  operating
   income before restructuring
   and exit costs and write-off
   of goodwill)                        39.6        26.0          21.2     86.8
Depreciation and amortization          21.3         8.8           3.9     34.0
Capital expenditures                   20.1         7.2           3.1     30.4

Quarter Ended March 29, 1998
------------------------------------------------------------------------------
Sales to unaffiliated customers $ 581.6 $ 189.6 $ 118.3 $ 889.5 Segment profit (loss) (for
   Consolidated,  operating
   income before restructuring
   and exit costs and write-off
   of goodwill)                        31.9        24.8          19.2     75.9
Depreciation and amortization          22.8         6.1           3.2     32.1
Capital expenditures                   17.5         9.3           2.0     28.8

THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ABOUT BUSINESS SEGMENTS (Unaudited)
(Millions of Dollars)

                                                           Corporate,
                                               Currency  Adjustments,
                                       All  Translation             &  Consoli
Quarter Ended April 4, 1999         Others  Adjustments  Eliminations   -dated
------------------------------------------------------------------------------
Sales to unaffiliated customers $ -- $ (5.7) $ -- $ 978.5 Segment profit (loss) (for
   Consolidated,  operating
   income before restructuring
   and exit costs and write-off
   of goodwill)                          --         (.5)         (7.9)    78.4
Depreciation and amortization            --         (.3)          7.2     40.9
Capital expenditures                     --         (.5)           .1     30.0

Quarter Ended March 29, 1998
------------------------------------------------------------------------------
Sales to unaffiliated customers $130.2 $ (11.4) $ -- $1,008.3 Segment profit (loss) (for
   Consolidated,  operating
   income before restructuring
   and exit costs and write-off
   of goodwill)                         4.1        (1.8)         (8.1)    70.1
Depreciation and amortization            --         (.4)          7.1     38.8
Capital expenditures                    3.5         (.3)           .2     32.2

     The reconciliation of segment profit to the Corporation's earnings (loss) before income taxes for each quarter, in millions of dollars, is as follows:

                                                              Quarter Ended
------------------------------------------------------------------------------
                                                           April 4,  March 28,
                                                               1999       1998
------------------------------------------------------------------------------
Segment profit for total reportable business segments        $ 86.8   $  75.9
Segment profit for all other businesses                          --       4.1
Items excluded from segment profit:
   Adjustment of budgeted foreign exchange rates
      to actual rates                                           (.5)     (1.8)
   Depreciation of Corporate property and amortization
      of goodwill                                              (7.2)     (7.1)
   Adjustment to businesses' postretirement benefit
      expenses booked in consolidation                          8.2       8.3
   Adjustment to eliminate net interest and non-operating
      expenses from results of certain operations in Brazil,
      Mexico, Venezuela, and Turkey                              .5       1.5
   Other adjustments booked in consolidation directly
      related to reportable business segments                  (3.7)     (1.4)
Amounts allocated to businesses in arriving at segment
   profit in excess of (less than) Corporate center operating
   expenses, eliminations, and other amounts identified above  (5.7)     (9.4)
------------------------------------------------------------------------------
Operating income before restructuring and exit costs and
   write-off of goodwill                                       78.4      70.1
Restructuring and exit costs                                     --     140.0
Write-off of goodwill                                            --     900.0
------------------------------------------------------------------------------
   Operating income (loss)                                     78.4    (969.9)
Interest expense, net of interest income                       22.2      28.4
Other income                                                    1.5        .3
------------------------------------------------------------------------------
   Earnings (loss) before taxes                              $ 57.7   $(998.0)
==============================================================================

Basis of Presentation:
     The Corporation operates in three reportable business segments: Power Tools and Accessories, Building Products, and Fastening and Assembly Systems. The Power Tools and Accessories segment has worldwide responsibility for the manufacture and sale of consumer and professional power tools and accessories, cleaning and lighting products, and electric lawn and garden tools as well as for product service. In addition, the Power Tools and Accessories segment has responsibility for the sale of plumbing products to customers outside North America and for sales of the retained household products business. The Building Products segment has worldwide responsibility for the manufacture and sale of security hardware and for the manufacture of plumbing products as well as responsibility for the sale of plumbing products to customers in North America. The Fastening and Assembly Systems segment has worldwide responsibility for the manufacture and sale of fastening and assembly systems.
       The Corporation also operated several businesses that do not constitute reportable business segments. These businesses included the manufacture and sale of glass container-forming and inspection equipment, as well as recreational and household products. During 1998, the Corporation completed the sale or recapitalization of its glass container-forming and inspection equipment business, Emhart Glass; its recreational products business, True Temper Sports; and its household products business (excluding certain assets associated with the Corporation's cleaning and lighting products) in North America, Latin America (excluding Brazil), and Australia. Because True Temper Sports, Emhart Glass, and the household products business in North America, Latin America, and Australia are not treated as discontinued operations under generally accepted accounting principles, they remained a part of the Corporation's reported results from continuing operations, and the results of operations and financial positions of these businesses have been included in the consolidated financial statements through the dates of consummation of the respective transactions. Amounts relating to these businesses are included in the segment table above under the caption "All Others". The results of the household products business included under the caption "All Others" are based upon certain assumptions and allocations. The household products businesses sold during 1998 were jointly operated with the cleaning and lighting products businesses retained by the Corporation. Further, the Corporation's divested household products businesses in Australia and Latin America (excluding Brazil) were operated jointly with the Corporation's power tools and accessories businesses. Accordingly, the results of the household products businesses included in the segment table under the caption "All Others" were determined using certain assumptions and allocations that the Corporation believes are reasonable under the circumstances.
     The Corporation assesses the performance of its reportable business segments based upon a number of factors, including segment profit. In general, segments follow the same accounting policies as those described in Note 1 of Notes to Consolidated Financial Statements included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 1998, except with respect to foreign currency translation and except as further indicated below. The financial statements of a segment's operating units located outside the United States, except those units operating in highly inflationary economies, are measured using the local currency as the functional currency. For these units located outside the United States, segment assets and elements of segment profit are translated using budgeted rates of exchange. Budgeted rates of exchange are established annually, and once established all prior period segment data is restated to reflect the newly established budgeted rates of exchange. The amounts included in the segment table above under the captions "Reportable Business Segments", "All Other", and "Corporate, Adjustments, & Eliminations" are reflected at the Corporation's current budgeted exchange rates. The amounts included in the segment table above under the caption "Currency Translation Adjustments" represent the difference between consolidated amounts determined using budgeted rates of exchange and those determined based upon the rates of exchange applicable under accounting principles generally accepted in the United States.
     Segment profit excludes interest income and expense, non-operating income and expense, goodwill amortization, adjustments to eliminate intercompany profit in inventory, and income tax expense. In addition, segment profit excludes restructuring and exit costs and, for 1998, the write-off of goodwill. For certain operations located in Brazil, Mexico, Venezuela, and Turkey, segment profit is reduced by net interest expense and non-operating expenses. In determining segment profit, expenses relating to pension and other postretirement benefits are based solely upon estimated service costs. Corporate expenses are allocated to each segment based upon budgeted amounts. No corporate expenses have been allocated to divested businesses. While sales and transfers between segments are accounted for at cost plus a reasonable profit, the effects of intersegment sales are excluded from the computation of segment profit. Intercompany profit in inventory is excluded from segment assets and is recognized as a reduction of cost of sales by the selling segment when the related inventory is sold to an unaffiliated customer. Because the Corporation compensates the management of its various businesses on, among other factors, segment profit, the Corporation may elect to record certain segment-related expense items of an unusual or nonrecurring nature in consolidation rather than reflect such items in segment profit. In addition, certain segment-related items of income or expense may be recorded in consolidation in one period and transferred to the Corporation's various segments in a later period.